EXHIBIT 4.1

                          FIRST AMENDMENT TO INDENTURE

     This First Amendment to Indenture (the "AMENDMENT") is entered into effective May 13, 2003, and constitutes the First Amendment to the Indenture dated as of July 16, 1999, between Chandler (USA), Inc., an Oklahoma corporation (the "COMPANY"), and The Bank of New York Trust Company of Florida, N.A. as successor trustee to U.S. Trust Company of Texas, N.A., as Trustee (the "TRUSTEE") regarding the 8.75% senior debentures due 2014 issued by the Company.

     WHEREAS, the Indenture was made and entered into as of July 16, 1999, between the Company and U.S. Trust Company of Texas, N.A., as trustee; and

     WHEREAS, as a result of various transactions The Bank of New York Trust Company of Florida, N.A., became the successor Trustee and is referred to hereinafter as "TRUSTEE"; and

     WHEREAS, pursuant to SECTION 8.2 of the Indenture, the Company, Trustee, and the Holders of at least a majority principal amount of the Debentures currently outstanding have deemed it desirable to amend the Indenture;

     WHEREAS, immediately following the effectiveness of this Amendment, the Company is purchasing $5 million principal amount of Debentures from each of the undersigned Holders, for a total of $10 million principal amount of Debentures to be purchased (the "INITIAL REDEEMED DEBENTURES");

     NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, the Company, Trustee, and the undersigned Holders agree as follows:

1. Terms used but not defined in this Amendment and defined in the Indenture shall have the respected meanings ascribed to such terms in the Indenture.

2. The following defined terms shall be added to SECTION 1.1 of the Indenture in appropriate alphabetical sequence:

    "Capital Securities" shall mean the "Capital Securities" issued by the CS Trust, as defined in SECTION 6.1(a) of the CS Trust Declaration. Capital Securities shall be deemed to be Preferred Stock for purposes of this Indenture.

    "CS Trust Securities Payments" has the meaning ascribed to such term in
    SECTION 4.3(d)(i)(C).

    "CS Trust Securities Payment Obligations" has the meaning ascribed to such term in SECTION 4.4.

    "Common Securities" shall mean the "Common Securities" issued to the Company by the CS Trust, as defined in SECTION 6.1(a) of the CS Trust Declaration.

    "CS Trust Debt Securities" shall mean the Fixed Rate Junior Subordinated Debt Securities due 2033 issued pursuant to the CS Trust Indenture.

    "CIMI" shall mean Chandler Insurance Managers, Inc., an Oklahoma corporation.

    "CS Trust" shall mean Chandler Capital Trust I, a statutory trust under Chapter 38 of Title 12 of the Delaware Code.

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    "CS Trust Declaration" shall mean the Amended and Restated Declaration of
    Trust of the Trust in the form attached hereto as EXHIBIT A.

    "CS Trust Guaranty" shall mean the Guarantee Agreement in the form attached hereto as EXHIBIT B.

    "CS Trust Indenture" shall mean Indenture in the form attached hereto as EXHIBIT C, to be entered into between the Company, as issuer, and the CS Trustee, as trustee.

    "CS Trustee" shall mean Wilmington Trust Company, a Delaware banking corporation.

    "NAICO" shall mean National American Insurance Company, an Oklahoma corporation.

3.  Clause (ii) of the definition of "Permitted Debt and Preferred Stock" in
SECTION 1.1 of the Indenture is amended to read in its entirety as follows:

          "(ii) Debt or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary of the Company (other than the CS Trust), but only so long as held or owned by the Company or a Wholly Owned Subsidiary of the Company (other than the CS Trust);"

4. A new section (vii) is added to the definition of "Permitted Debt and Preferred Stock" and existing clause (vii) of the definition of "Permitted Debt and Preferred Stock" is amended and renumbered clause (viii), each of which clause (vii) and clause (viii) shall read in its entirety as set forth below:

          "(vii) Debt and Preferred Stock as permitted to be Incurred and to exist as set forth in SECTION 4.3(b),(c), (d) AND (e); and

          (viii) Debt not otherwise permitted to be incurred pursuant to clause
(i) through (vii) above which, together with the sum of all other outstanding Debt Incurred pursuant to this clause (viii) has an aggregate principal amount not in excess of $2.0 million."

5. A new SECTION 3.7 shall be added to the Indenture and said SECTION 3.7 shall read in its entirety as follows:

    "SECTION 3.7 CERTAIN TRANSACTIONS NOT REDEMPTION. The purchase of Debentures by the Company through private treaty or on the open market for an agreed price of less than the sum of the principal amount and accrued interest shall not be deemed or construed to be a redemption of the Debentures so purchased."

6. A new SECTION 3.8 shall be added to the Indenture and said SECTION 3.8 shall read in its entirety as follows:

    "SECTION 3.8 CANCELLATION ON REDEMPTION OR PURCHASE.

          (a)    All Debentures redeemed by the Company pursuant to this
    Article 3 or otherwise purchased by the Company or any Subsidiary of the Company as contemplated by SECTION 3.7 shall, immediately upon the effectiveness of such redemption or purchase, surrender or delivery to the Trustee, be cancelled by the Trustee. If any Debenture so redeemed or purchased by the Company or any Subsidiary of the Company is delivered to the Company or any Subsidiary of the Company, the Company shall, or shall cause such Subsidiary, immediately upon receipt, to forward such Debenture to the Trustee for cancellation.

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          (b)    Upon any redemption or purchase by the Company or any
    Subsidiary of the Company of any Debenture, from and after the effectiveness of such redemption or purchase, all such Debentures so redeemed or purchased shall not be deemed to be outstanding and shall not be taken into account and shall be disregarded for purposes of Article 8 or any other provision of this Indenture requiring any consent, approval, direction or waiver by Holders of Debentures in determining whether the holders of the requisite aggregate principal amount of Debentures shall have concurred in or approved any such consent, approval, direction or waiver, and neither the Company nor any Subsidiary of the Company shall be deemed a Holder of Debentures for purposes of this Indenture."

7.  SECTION 4.3 of the Indenture is amended to read in its entirety as follows:

        "SECTION 4.3 LIMITATION ON SUBSIDIARY DEBT AND PREFERRED STOCK.

          (a) The Company shall not permit any Subsidiary of the Company to Incur or suffer to exist any Debt or issue any Preferred Stock except for Permitted Debt and Preferred Stock.

          (b) The CS Trust shall be permitted to issue and permit to exist Capital Securities provided that:

                 (i) the greater of the face amount or amount payable upon any liquidation, dissolution or winding up of the CS Trust for all outstanding Capital Securities shall not exceed (A)(1) $24 million minus (2) the principal amount of Debentures outstanding plus (B) to the extent the issuance of any Capital Securities by the CS Trust prior to May 30, 2003, causes the limit in (A) above to be exceeded, the amount of such excess up to an additional $3 million (provided that, if this clause (B) is relied upon for compliance with this SECTION 4.3(b)(i), no additional Capital Securities may subsequently be issued or permitted to exist except in accordance with this SECTION 4.3(b)(i) without regard to this clause (B)).

                 (ii) the Company owns 100% of the outstanding Capital Stock of NAICO and CIMI, the CS Trust is wholly owned directly by the Company and the CS Trust does not own, directly or indirectly through any other Subsidiary of the Company, any Capital Stock of any other Subsidiary of the Company at the time of issuance and at all times any Capital Securities remain outstanding;

                 (iii) the proceeds from the issuance of Capital Securities and Common Securities by the CS Trust, (A) upon receipt by the CS Trust, shall be distributed to the Company in exchange for the CS Trust Debt Securities and (B) to the extent not utilized by the Company (w) to pay reasonable fees and expenses incurred in connection with the issuance of the Capital Securities, the Common Securities and the CS Trust Debt Securities, (x) to redeem, repurchase or discharge and defease Debentures within 10 business days after the Company's receipt of such proceeds, (y) for payment or discharge of taxes, charges, fees or expenses associated with or related to the redemption, repurchase or discharge and defeasance of Debentures that are redeemed, purchased or discharged and defeased within 10 business days after the Company's receipt of such proceeds or (z) otherwise used as permitted by SECTION 4.3(d)(i), contributed to NAICO; and

                 (iv) Capital Securities shall not by their terms (or by the terms of any document or instrument governing Capital Securities, including without limitation the CS

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
          Trust Declaration) permit any holder of Capital Securities to require the Company or any Subsidiary of the Company (including the CS
          Trust) to redeem the Capital Securities, in whole or in part, prior to July 16, 2014.

          (c) The Company shall not, and will not permit any Subsidiary, including the CS Trust, to:

                 (i) redeem or repurchase, in whole or in part, any Capital Securities;

                 (ii) issue or otherwise distribute or transfer to the CS Trust any Capital Stock of the Company or any Subsidiary of the Company or any Debt or other instrument convertible into or exchangeable or exercisable for any Capital Stock of the Company or any Subsidiary of the Company;

                 (iii) except as permitted by SECTION 4.3(d), make any payments, distributions or contributions, or advance moneys (as a loan, contribution or otherwise), to the CS Trustee, the CS Trust, the holders of any Capital Securities or otherwise on account of or as credit or payment against any CS Trust Debt Securities or Capital Securities;

                 (iv) merge with or into the CS Trust or any Subsidiary of the CS Trust;

                 (v) except as permitted by SECTION 4.3(e), Guarantee any obligation of the CS Trust or under the Capital Securities or the obligations of the Company under the CS Trust Indenture or the CS Trust Debt Securities;

                 (vi) modify, amend or waive any terms or provisions of the CS Indentures, the CS Trust Debt Securities, the CS Guarantee, the CS Trust Declaration or any other document or instrument governing the rights of the holders of CS Trust Debt Securities or Capital Securities; or

                 (vii) sell, transfer, pledge, assign or otherwise dispose of any interest in the CS Trust Debt Securities or the Common Securities;

    until, in each case, (x) all outstanding Debentures have been repurchased by the Company or redeemed in accordance with Article 3 or (y) all principal, interest and any and all other amounts outstanding under or payable with respect to the outstanding Debentures under this Indenture or the Debentures shall have been paid in full or discharged and defeased in accordance with Article 7.

          (d)    Notwithstanding SECTION 4.3(c) but subject to SECTION 4.3(f),

                 (i) the Company may make cash payments, distributions or contributions, or advance moneys (as a loan, contribution or otherwise), to the CS Trust or the CS Trustee (on account of the CS Trust Debt Securities) as follows:

                        (A) in an amount not to exceed the reasonable costs and expenses required to initially organize and form the CS Trust;

                        (B) in an amount not to exceed, in any calendar year, amounts necessary to fund the reasonable costs of the ordinary operations of the CS Trust; and

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

                        (C) in accordance with the CS Trust Indenture, to the extent and in the amounts required to pay interest payable pursuant to the terms of the CS Trust Debt Securities, which payments, distributions, contributions and advancements shall not exceed the amount of cash dividends or interest payable pursuant to the terms of the Capital Securities and the Common Securities ("CS TRUST SECURITIES PAYMENTS") and shall be limited to amounts required to pay such CS Trust Securities Payments that are due and payable pursuant to the terms of the Capital Securities and the Common Securities within 10 business days of such payment, distribution, contribution or advance; and

                 (ii) the CS Trust or CS Trustee may make payments to holders of Capital Securities and the Common Securities in amounts required to pay regularly scheduled CS Trust Securities Payments in accordance with the terms of the CS Trust Declaration and the Capital Securities and the Common Securities on or within five business days prior to their regularly scheduled applicable Distribution Payment Date (as defined in the CS Trust Declaration);

          provided that the Company shall not, and shall not permit the CS Trust to, do any of the foregoing if (1) the Company has defaulted in any payment of interest on any Debenture when the same has become due and payable and such default is continuing; (2) an Event of Default under SECTION 5.1(i) OR (ii) of the Indenture shall have occurred (including as a result of a declaration of acceleration of payment due dates in accordance with SECTION 5.2 which has not been rescinded) and not been waived or (3) a Default under SECTION 5.1(iii), (iv) OR (viii) of the Indenture shall have occurred and be continuing and the Trustee or Holder of at least 25% in principal amount of the outstanding Debentures shall have given written notice to the Company of intent to declare the principal of and accrued but unpaid interest on all Debentures due and payable upon expiration of the applicable grace period if such Default is not cured (provided if such Default shall be cured within such grace period this clause (3) shall no longer prohibit such action with respect to such Default).

          (e) The Company may Guarantee the payment of principal, interest and other amounts payable on account of the Capital Securities pursuant to the CS Trust Guaranty.

          (f) The Company shall provide written notice to the Trustee, the CS Trust Trustee and the Holders of:

                 (i) the occurrence or existence of any claim asserted or threatened against the Company or any Subsidiary of the Company under the CS Trust Guaranty promptly upon the Company's (or such Subsidiary's) receipt of any such asserted or threatened claim;

                 (ii) the occurrence or existence of any "Event of Default" as defined in the CS Trust Guaranty;

                 (iii) the occurrence or existence of any "Default" or "Event of Default" as defined in the CS Trust Declaration;

                 (iv) the occurrence or existence of any "Default" or "Event of Default" as defined in the CS Trust Indenture; or

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

                 (v) the occurrence or existence of any Default or Event of Default under this Indenture.

          The written notice required by this SECTION 4.3(f) shall be given promptly upon (and in any event with 2 business days after) the occurrence of each event requiring such notice and shall state with reasonable specificity the event requiring notice. Upon the occurrence of any event described in clause (i) through (v) of this SECTION 4.3(f), the Company shall not make any payment, distribution or contribution, or advance moneys (as a loan, contribution or otherwise), to the CS Trustee, the CS Trust, any holders of Capital Securities or otherwise on account of or as credit or payment against any CS Trust Debt Securities, Common Securities or Capital Securities until at least 10 business days after such notice is given to the Trustee and the Holders and, after such time, only to the extent otherwise permitted under this Indenture. The provisions of this SECTION 4.3(f) shall not be deemed to permit any payment, distribution, contribution or advancement of moneys that otherwise is prohibited by this Indenture.

8. SECTION 4.4 of the Indenture shall be amended to read in its entirety as follows:

    "SECTION 4.4 LIMITATION ON LIENS. The Company shall not, and shall not permit any Subsidiary of the Company to, Incur any Lien on any property or assets of the Company or any Subsidiary to secure Debt without making, or causing such Subsidiary to make, effective provision for securing the Debentures (and, if required by its governing instruments, any other Debt of the Company or of such Subsidiary that is not subordinate to the Debentures) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or, in the event such Debt is Debt of the Company which is subordinate in right of payment to the Debentures, prior to such Debt as to such property or assets for so long as such Debt will be secured; provided, however, that (i) nothing contained in this covenant shall prevent, restrict or apply to, and there shall be excluded from secured Debt in any computation under this Section, Liens existing on the date of this Indenture and Permitted Liens and (ii) neither the Company nor any Subsidiary of the Company may Incur any Lien on any property or assets of the Company or any Subsidiary of the Company to secure any Debt evidenced by any Capital Securities, any CS Trust Debt Securities or any principal, interest or other amounts payable on account of the CS Capital Securities or the CS Trust Debt Securities (collectively, with the CS Trust Securities Payments, the "CS TRUST SECURITIES PAYMENT OBLIGATIONS").

9. Clause (iii) of SECTION 5.1 of the Indenture is amended to read in its entirety as follows:

          "(iii) subject to and except as provided in clause (ix) of this
    SECTION 5.1, the Company fails to comply with any of its covenants or agreements in the Debentures or this Indenture (other than those referred to in (i) or (ii) above) and such failure continues for 60 days after the notice specified below;"

10. New clauses (ix), (x), (xi) and (xii) shall be added to SECTION 5.1 of the Indenture and said clauses (ix), (x), (xi) and (xii) shall read in their entirety as follows:

    "(ix) the Company fails to comply with any of its covenants in SECTIONS 4.3(b), (c), (d), (e) OR (f) of this Indenture.;

    (x) the Company defaults, or any event of default (or any event or occurrence which with the passage of time and with or without notice would result in a default or event of default) occurs, under the CS Trust Guaranty, the CS Trust Indenture or any other agreement or instrument evidencing any CS Trust Securities Payment Obligation, any "Event of Default" as defined in the

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    CS Trust Guaranty or the CS Trust Indenture occurs or any "Default" as defined in the CS Trust Indenture occurs; or

    (xi) the CS Trust or CS Trustee defaults in the payment of any dividend, interest or distribution payment with respect to any Capital Securities or suspends or extends the payment date of any dividend, interest or distribution payment with respect to Capital Securities beyond its initially scheduled payment date or any "Event of Default" or "Default" as defined in the CS Trust Declaration occurs; or

    (xii) the Company makes any payment, distribution, contribution or advancement of moneys under or pursuant to the CS Trust Guaranty at any time prior to the time which (A) all outstanding Debentures have been repurchased by the Company or redeemed in accordance with Article 3 or (B) all principal, interest and any and all other amounts outstanding under or payable with respect to the outstanding Debentures under this Indenture or the Debentures shall have been paid in full or discharged and defeased in accordance of Article 7.

11. (a)   The undersigned Holders agree that for purposes of SECTION 4.3(b)(i)
of this Indenture, the Initial Redeemed Debentures shall be deemed to have been purchased by the Company and cancelled and no longer outstanding immediately prior to the effectiveness of this Amendment notwithstanding that such purchase and cancellation may occur after the effective date of this Amendment; provided that this entire SECTION 11 shall cease to be effective if the purchase and cancellation of the Initial Redeemed Debenture shall not have occurred on or before May 30, 2003.

    (b) Subject to SECTION 11(a), to the extent required under the terms of the Indenture, this SECTION 11 shall constitute a waiver by the undersigned Holders of SECTION 4.3(b)(i) of the Indenture with respect to any Capital Securities (as defined in the Indenture), up to a maximum face amount (or, if greater, liquidation preference or value) of $13 million, issued between the effective date of this Amendment and the earlier of (i) the closing of the purchase of the Initial Redeemed Debentures or (ii) May 30, 2003 (the "GRACE PERIOD"), (x) that could have been issued had the purchase of the Initial Redeemed Debentures occurred prior to the issuance of such Capital Securities and (y) if after giving effect to the foregoing clause (x) the issuance of such Capital Securities exceeds the limits of SECTION 4.3(b)(i), to the extent and for so long as such Capital Securities exceeds the limit in SECTION 4.3(b)(i). For clarity and example, if the face amount, or, if greater liquidation preference or value, of all Capital Securities issued during the Grace Period is $13 million and $10 million of Debentures are purchased by the Company during the Grace Period, SECTION 4.3(b)(i) shall be waived only to the extent necessary to allow such Capital Securities to be issued and remain outstanding, but no additional Capital Securities may be issued other than in compliance with SECTION 4.3(b)(i), determined giving effect to all outstanding Capital Securities, including the Capital Securities issued during the Grace Period.

12. The Company covenants and agrees that the Initial Redeemed Debentures will be cancelled in accordance with SECTION 3.8(b) of the Indenture.

13. This Amendment shall cease to be effective and shall be void AB INITIO if the Company shall not have purchased (or irrevocably tendered payment for the purchase of) on or before the earlier of (i) one business day after the date of funding of the CS Trust's first issuance of the Capital Securities or (ii) May 30, 2003, the Initial Redeemed Debentures identified below for the price as set forth in the letters, from the Company to each of the following delivered by cover letter dated May 6, 2003:

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    DEBENTURE HOLDER                                   PRINCIPAL AMOUNT
    ------------------                                 ----------------
    Swiss Reinsurance America Corporation                 $5,000,000
    Southwest Securities (held through Cede & Co.)        $5,000,000

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     The foregoing Amendment is agreed to by the Trustee and the Company and consented to by the undersigned effective as of the 13th day of May, 2003.


                      THE BANK OF NEW YORK TRUST COMPANY OF FLORIDA, N.A.

                      By: /s/ Patrick Giordano
                          -----------------------------------------------
                                 Patrick Giordano, Vice President


                          CHANDLER (U.S.A.), INC.

                          By: /s/ W. Brent LaGere
                              ------------------------------------------------
                              W. Brent LaGere, Chairman of the Board and Chief Executive Officer

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

     The undersigned, Southwest Securities, Inc. states that as of the effective date it is the Holder of $11,586,000 in principal amount of the Debentures currently outstanding and hereby consents to the above and foregoing Amendment.

                    SOUTHWEST SECURITIES, INC.

                    By: /s/ Daniel R. Leland
                        -------------------------------------------------------
                        Daniel R. Leland, President and Chief Executive Officer


     The undersigned, Swiss Reinsurance America Corporation states that as of the effective date it is the Holder of $5,000,000 in principal amount of the Debentures currently outstanding and hereby consents to the above and foregoing Amendment.

                    SWISS REINSURANCE AMERICA CORPORATION

                    By: /s/ Steve Weingarten
                        -------------------------------------------------------
                        Steve Weingarten, in his capacity as Managing Director of Swiss Re Asset Management (America) Inc., investment manager for Swiss Reinsurance America Corporation


                    SWISS REINSURANCE AMERICA CORPORATION

                    By: /s/ Paul Cooley
                        -------------------------------------------------------
                        Paul Cooley, in his capacity as Vice President
                        of Swiss Re Asset Management (America) Inc., investment manager for Swiss Reinsurance America Corporation

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